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                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX filed on September 25, 2002) pertaining to the 2000 Stock Option Plan of Genetronics Biomedical Corporation of our report dated May 4, 2001, except as to Notes 1 and 11 (which are as of December 19, 2001), with respect to the consolidated financial statements and schedule of Genetronics Biomedical Corporation (formerly Genetronics Biomedical, Ltd.) included in its Annual Report (Form 10-K) for the nine months ended December 31, 2001, filed with the Securities and Exchange Commission.


/s/ Ernst & Young, LLP

Vancouver, British Columbia
September 20, 2002